Kerr-McGee Announces Sale of Coal Operations

        OKLAHOMA CITY (June 8, 1998) - Kerr-McGee Corp. (NYSE: KMG) announced today that it has reached agreement to sell its coal mining operations for $600 million in cash.
        Kerr-McGee's Jacobs Ranch Mine in the Powder River Basin of Wyoming will be sold to Kennecott Energy and Coal Company, and its Galatia Mine in the Illinois Basin will be sold to The American Coal Company. The sale of the Galatia Mine is scheduled to close prior to June 30. The sale of the Jacobs Ranch Mine is scheduled to occur promptly following compliance with regulatory requirements.
        "Thanks to the dedicated efforts of the coal employees we were able to negotiate these transactions successfully," said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. "Upon completion of this process the company will be completely focused on further growing its worldwide oil and gas and titanium dioxide pigment operations."
        Kerr-McGee was advised in this transaction by Lazard Freres & Co. LLC and Simpson Thacher & Barlett.